UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 29, 2012 (March 28, 2012)

ZIONS BANCORPORATION
(Exact name of registrant as specified in its charter)

UTAH	001-12307	87-0227400
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE SOUTH MAIN STREET, 15TH FLOOR
SALT LAKE CITY, UTAH	84111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 801-524-4787

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01 OTHER EVENTS

    On March 28, 2012, Zions Bancorporation (the “Company”) redeemed 700,000 shares, or 50%, of its Fixed Rate Cumulative Perpetual Preferred Stock, Series D, issued to the U.S. Department of the Treasury under the Treasury Department’s Troubled Asset Relief Program Capital Purchase Program, at a redemption price of $700 million, the aggregate liquidation amount of the redeemed shares, together with $4.2 million of accrued and unpaid dividends on the redeemed shares.

    The redeemed shares had a carrying value of $680.4 million ($700 million less $19.6 million of unaccreted discount) on the Company’s balance sheet; the carrying value was net of the usual discount accretion taken in the first quarter of 2012.  As a result of the redemption, the Company has accelerated the accretion of the discount and recorded it as a reduction to retained earnings.  This adjustment is expected to reduce earnings available to common shareholders in the first quarter of 2012 by approximately $0.11 per share.

    After completion of the redemption, 700,000 shares of Series D Preferred Stock, with an aggregate liquidation amount of $700 million (expected carrying value at March 31, 2012: $680.4 million), together with a warrant to purchase up to 5,789,909 of the Company’s common stock at an exercise price of $36.27 per share, remained outstanding and held by the Treasury Department.

 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zions Bancorporation

Date: March 29, 2012	By:	/s/ Thomas E. Laursen
Name: Thomas E. Laursen
Title: Executive Vice President &
General Counsel